Exhibit 99.1

Best Buy Board and Founder Richard Schulze Agree to Amend August 26th Cooperation Agreement

MINNEAPOLIS - Dec. 14, 2012 -- Best Buy Co., Inc. (NYSE: BBY) and founder Richard Schulze today announced that they have agreed to amend the terms of their August 26, 2012 agreement that allowed Mr. Schulze access to certain due diligence information and permission to form an investment group in furtherance of making a fully financed proposal with respect to a Qualified Offer (as defined in the agreement).

Both parties believe that allowing Mr. Schulze to bring his offer after the holiday season and fiscal year end is in the best interests of shareholders and provides Mr. Schulze and his potential partners with an opportunity to include the Company's full year results as part of their due diligence review. Accordingly, Best Buy and Mr. Schulze have mutually agreed that Mr. Schulze will have the opportunity to deliver the proposal to the Board of Directors on or after February 1, 2013 through February 28, 2013. The Board would, within 30 days, review and take a position on any such offer, consistent with its fiduciary duties and in the best interests of shareholders. There is no guarantee that Mr. Schulze will present an offer, or that such an offer would be accepted by the Board of Directors.

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